INVESTMENT ADVISORY AGREEMENT

TO: Catalyst Capital Advisors LLC

53 Palmeras St., Suite 601,

San Juan, PR 00901

Dear Sirs:

CWAMSF Fund Limited (the “Company”) herewith confirms our agreement with you.

The Company has been incorporated as an exempted company with limited liability in the Cayman Islands to engage in business as an open-end management investment company. The Company currently has one series of participating shares, which are offered solely to the Catalyst/Welton Advantage Multi-Strategy Fund (the "Fund"), a series of Mutual Fund Series Trust.

You have been selected to act as the sole investment adviser of the Company and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows effective upon the commencement of the Company’s operations.

1.       ADVISORY SERVICES

Subject to the supervision of the Board of Directors of the Company, you will provide or arrange to be provided to the Company such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Company consistent with the Company’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Company, the portfolio securities to be held or sold by the Company and the portion of the Company’s assets to be held uninvested, subject always to the Company’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Company as the Board of Directors of the Company may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Company.

2.       USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the directors who are not interested persons of you or of the Company, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the “Act”) by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the Company. Any such delegation shall not relieve you from any liability hereunder.

3.       ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation of any sub-adviser retained pursuant to paragraph 2 above.

The Company will be responsible for the payment of all operating expenses of the Company, including the compensation and expenses of any employees, officers and trustees of the Company and of any other persons rendering any services to the Company; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Company in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Company in connection with the organization and initial registration of shares of the Company; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Company; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Company; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Company’s shares that the Company is authorized to pay pursuant to Rule 12b-1 under the Act; and all other operating expenses not specifically assumed by you. The Company will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Directors and such extraordinary or non-recurring expenses as may arise, including regulatory examinations, and litigation to which the Company may be a party and indemnification of the Company’s Directors and officers with respect thereto.

You may obtain reimbursement from the Company, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Company is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.       COMPENSATION OF THE ADVISER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Company will pay you no fee. In the future, the Company may agree to pay you a fee based on the average value of the daily net assets of the Company.  The average value of the daily net assets of the Company shall be determined pursuant to the applicable provisions of the Memorandum and Articles of Association of the Company or a resolution of the Board of Directors, if required.  If, pursuant to such provisions, the determination of net asset value of the Company is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Company as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Company's net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Company has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Company as last determined (whether during or prior to such month).

5.       EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Company, it is understood that you (or the applicable sub-adviser retained pursuant to paragraph 2 above) will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board of Directors from time to time. You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Company the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Company and/or the other accounts over which you exercise investment discretion. You (or the sub-adviser) are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Company portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Company and to accounts over which you (or the sub-adviser) exercise investment discretion. The Company and you (and the sub-adviser) understand and acknowledge that, although the information may be useful to the Company and you (and the sub-adviser), it is not possible to place a dollar value on such information. The Board of Directors shall periodically review the commissions paid by the Company to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Company.

A broker’s or dealer's sale or promotion of Company shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Company. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Company shares by directing to such broker or dealer (i) the Company's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Company's portfolio transactions through such broker or dealer. However, you may place Company portfolio transactions with brokers or dealers that sell or promote shares of the Company provided the Board of Directors has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you (or the sub-adviser), any of your (and the sub-adviser’s) affiliates or any affiliates of your (or the sub-adviser’s) affiliates may retain compensation in connection with effecting a Company’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you (or the sub-adviser) give any advice to your clients (or clients of the sub-adviser) concerning the shares of the Company, you (or the sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Company.

6.       PROXY VOTING

You will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Company may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Company and in accordance with your proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Company prior to the execution of this Agreement.

7.       CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Directors of the Company a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8.       SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Company pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Company.

The Company and you acknowledge that all rights to the name “CWAMSF Fund Limited” or any variation thereof belong to you, and that the Company is being granted a limited license to use such words in its Company name or in any class name. In the event you cease to be the adviser to the Company, the Company’s right to the use of the name “CWAMSF Fund Limited” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Company. Nothing contained herein shall impair or diminish in any respect, your right to use the name “CWAMSF Fund Limited” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Company for the right to use this name.

9.       LIMITATION OF LIABILITY OF ADVISER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a director, officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10.       DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date of this Agreement as of the date of this Agreement and shall continue in effect with respect to each such Fund (and any subsequent Fund added pursuant to an Exhibit executed during the initial two-year term of this Agreement) for a period of two (2) years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of such Company or by vote of the Company’s Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Directors of the Company who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a Fund is added pursuant to an Exhibit executed after the date of this Agreement as described above, this Agreement shall become effective with respect to that Fund upon execution of the applicable Exhibit and shall continue in effect for a period of two years from the date thereof and from year to year thereafter, subject to approval as described above.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Company, at any time without the payment of any penalty, by the Board of Directors, by a vote of a majority of the outstanding voting securities of the Company, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.        AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Directors, including a majority of the Directors who are not interested persons of you or of the Company, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Company to which the amendment relates.

12.       LIMITATION OF LIABILITY TO COMPANY PROPERTY

The term "CWAMSF Fund Limited" means and refers to the Directors from time to time serving under the Company's Memorandum and Articles of Association as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of Directors, officers, employees, agents or nominees of the Company, or any shareholders of any series of the Company, personally, but bind only the Company property of the Company, as provided in the Memorandum and Articles of Association of the Company. The execution and delivery of this Agreement have been authorized by the Directors and shareholders of the Company and signed by Directors or officers of the Company, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Company property as provided in its Memorandum and Articles of Association. A copy of the Memorandum and Articles of Association is available upon request.

13.        SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.       BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, you agree that all record which you maintain for the Company are the property of the Company and you agree to surrender promptly to the Company such records upon the Company’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Company that are required to be maintained by Rule 31a-1 under the Act.

15.        QUESTIONS OF INTERPRETATION

(a)       This Agreement shall be governed by the laws of the State of New York.

(b)       For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.        NOTICES

Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier, or email to the other party at the mailing addresses, or email addresses specified below or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

If to the Company:

JoAnn Strasser, Esq
Thompson Hine LLP
41 South High Street, Suite 1700
Columbus, Ohio 43215-6101
JoAnn.Strasser@ThompsonHine.com

If to Catalyst Capital Advisors LLC:

Jerry Szilagyi Chief Executive Officer Catalyst Capital Advisors LLC
53 Palmeras St., Suite 601,
San Juan, PR 00901
Email: JerryS@catalystmutualfunds.com

17.        CONFIDENTIALITY

You agree to treat all records and other information relating to the Company and the securities holdings of the Company as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Company has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Company, as a result of disclosing the Company’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Company's portfolio holdings.

18.       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.        BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.        CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Company, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

CWAMSF Fund Limited

Dated: as of June 21, 2024 By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Director

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Catalyst Capital Advisors LLC

Dated: as of June 21, 2024

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Chief Executive Officer